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EXHIBIT 11.1 STATEMENT RE: CALCULATION OF EARNINGS PER SHARE



                                                                                                Year ended June 30,
(In thousands, except per share amounts)                                                 1996           1995           1994
                                                                                     --------------  ------------  -------------


Net income for calculation of earnings per share                                         $25,750       $ 9,388       $ 2,714
                                                                                         =======       =======       =======

Average number of common and common equivalent shares:
   Weighted average common shares outstanding                                             20,338        17,419        16,500
   Dilutive common stock equivalents:
      Common stock options and warrant, using treasury stock method                        1,453         2,763             *
      Convertible preferred stock                                                           --            --             123
   Convertible debentures                                                                      *             *             *
Common and common equivalent shares used in the
                                                                                         -------       -------       -------
   calculation of net income per share:                                                   21,791        20,182        16,623
                                                                                         =======       =======       =======



Earnings per share:                                                                      $  1.18       $  0.47       $  0.16
                                                                                         =======       =======       =======

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  * Antidilutive